Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated Insurance Series:

We consent to the use of our reports, dated February 14, 2018, with respect to the financial statements of Federated Managed Tail Risk Fund II and Federated Managed Volatility Fund II, each a portfolio of the Federated Insurance Series, as of December 31, 2017 and for each of the years presented therein, each incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the prospectus / proxy statement filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

April 27, 2018